Exhibit 99.3

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed on behalf of the undersigned with respect to the ownership of equity shares of Sify Technologies Limited.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:	May 31, 2009.

INFINITY SATCOM UNIVERSAL PRIVATE LIMITED

By:	/s/ Ananda Raju Vegesna
Name:	Ananda Raju Vegesna
Title:	Managing Director

ANANDA RAJU VEGESNA

/s/ Ananda Raju Vegesna

Ananda Raju Vegesna